Exhibit 5.1

2000 PENNSYLVANIA AVE., NW WASHINGTON, D.C. 20006-1888 TELEPHONE: 202.887.1500 FACSIMILE: 202.887.0763 WWW.MOFO.COM
MORRISON & FOERSTER LLP

BEIJING, BERLIN, BOSTON,
BRUSSELS, DENVER, HONG KONG,
LONDON, LOS ANGELES, NEW YORK,
NORTHERN VIRGINIA, PALO ALTO,
SAN DIEGO, SAN FRANCISCO, SHANGHAI,
SINGAPORE, TOKYO, WASHINGTON, D.C

August 20, 2020

Board of Directors
Armada Hoffler Properties, Inc.
222 Central Park Avenue, Suite 2100
Virginia Beach, Virginia 23462

Re: Public Offering of 6.75% Series A Cumulative Redeemable Perpetual Preferred Stock

Ladies and Gentlemen:

We are acting as counsel to Armada Hoffler Properties, Inc. a Maryland corporation (the “Company”), in connection with the public offering of 3,600,000 shares (the “Shares”) of the Company’s 6.75% Series A Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share (the “Series A Preferred Stock”), all of which Shares are to be sold by the Company pursuant to a prospectus supplement dated August 13, 2020 and the accompanying base prospectus dated March 9, 2020 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective Registration Statement on Form S-3 (File No. 333-236982) (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Shares are to be sold by the Company pursuant to the terms of the Underwriting Agreement, dated August 13, 2020 (the “Underwriting Agreement”), by and among the Company and Armada Hoffler, L.P., a Virginia limited partnership, on the one hand, and BofA Securities, Inc., Raymond James & Associates, Inc. and Jefferies LLC, as representatives (the “Representatives”) of the several underwriters named in Schedule A thereto (the “Underwriters”), and in the manner described in the Prospectus.
As counsel for the Company, we have examined the Underwriting Agreement, the Registration Statement, the Prospectus, the Company’s Articles of Amendment and Restatement, as amended and supplemented (including (i) the Articles Supplementary, dated June 17, 2019, designating the terms of the Series A Preferred Stock, (ii) the Articles Supplementary, dated March 6, 2020, classifying and designating 400,000 additional shares of Series A Preferred Stock, (iii) the Articles Supplementary, dated July 2, 2020, classifying and designating 3,450,000 additional shares of Series A Preferred Stock, and (iv) the Articles Supplementary, dated August 17, 2020, classifying and designating 3,600,000 additional shares of Series A Preferred Stock (collectively, the “Articles Supplementary”), the “Charter”) and the Company’s Amended and Restated Bylaws, as well as originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We also have assumed that the Shares and the shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), issuable upon conversion of the Shares (the “Conversion Shares”) will not be issued in violation of the ownership limit contained in the Charter. We have further assumed that, upon the issuance of the Conversion Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Board of Directors
Armada Hoffler Properties, Inc.
August 20, 2020
Page Two

This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Maryland General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.
Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that following (i) the filing and acceptance of the Articles Supplementary, (ii) issuance and delivery of the Shares pursuant to the terms of the Underwriting Agreement, (iii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors and the Pricing Committee of the Board of Directors and in the Underwriting Agreement, and (iv) in the case of the Conversion Shares, a determination by the Board of Directors to convert the Shares and issue the Conversion Shares in accordance with the terms of the Articles Supplementary, the Shares and the Conversion Shares will, when issued in accordance with the Articles Supplementary, be validly issued, fully paid and non-assessable.
This opinion is furnished to you in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and may not be relied upon for any other purpose without our express written consent. No opinion may be implied or inferred beyond the opinion expressly stated. This opinion is given as of the date hereof, and we assume no obligation to advise you of any changes in applicable law or any facts or circumstances that come to our attention after the date hereof that may affect the opinion contained herein.
We hereby consent to the filing of this opinion as an exhibit to the above-described Current Report on Form 8-K and to the reference to our firm contained under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated by the Commission.

Very truly yours,
/s/ Morrison & Foerster LLP
Morrison & Foerster LLP